EXHIBIT 99.1

Plug Power Announces Third Quarter 2008 Financial Results

Company Reaffirms Milestones for 2008

LATHAM, N.Y., Nov. 10, 2008 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today provided a progress update and reported its financial results for the third quarter of 2008.The Company reaffirmed its milestones for the remainder of 2008:

 * Secure 150 to 200 GenDrive orders
 * Secure 50 GenCore(r) orders
 * Contain net cash used in operating expenses to $55 - $60 million for the full year

Revenue for the third quarter of 2008 was $4.1 million. This compares with revenue in the same period in 2007 of $4.5 million.

Net loss for the third quarter of 2008 was $13.8 million, or $0.16 per share on a basic and diluted basis, compared with $15.2 million, or $0.17 per share, for the third quarter of 2007.

Plug Power booked 33 orders during the quarter for its GenDrive fuel cell power units, which replace lead-acid batteries in lift trucks. Plug Power also shipped 38 GenDrive power units to customer sites in North America. Based on the continued interest in the material handling market for its motive power products, Plug Power reaffirmed its public milestone of 150 to 200 new unit orders for the second half of 2008.

"We continue to see a high level of interest from the material handling industry for our GenDrive fuel cell power units. Our sales funnel is extremely active right now," said Andy Marsh, CEO of Plug Power. "We have great confidence that we will meet our milestone of 150 to 200 GenDrive orders by year's end."

The Company also highlighted the recent eight-year extension of the Investment Tax Credit for fuel cell technology. The tax credit applies to Plug Power's current commercial offerings, for motive and backup power, giving its customers a 30% credit with a cap of $3,000 per kW. The Company also emphasized that the federal tax credit can be used in combination with any state tax credits that may be available such as in New York and Florida.

Plug Power has also placed great emphasis on reducing costs during the second half of 2008. For the third quarter, net cash used in operating expenses stood at $10.8 million, down from $16.4 million in the trailing quarter.

"As we work to sell more product and support more units out in the field, we are also putting in place measures to control costs. We believe that we are well positioned to gain market traction with the resources that we currently have available," added Marsh.

Plug Power also announced the appointment of Jeffrey M. Drazan, 50, to the Company's board of directors.

Drazan is managing director of Bertram Capital, a private equity firm that focuses on lower middle market companies. In addition to supplying flexible investment capital, Bertram Capital provides operational and strategic resources to facilitate rapid growth in revenue and profitability.

"As the company sharpens its focus on increasing sales and revenue, Jeff's wealth of experience with manufacturing and technology investments as well as his background in engineering will add considerable value to the Plug Power board of directors," said George McNamee, Chairman of the board of directors of Plug Power.

Drazan was previously a co-founder and managing director of Sierra Ventures, a Silicon Valley venture capital firm with $1.5 billion under management. Prior to Sierra, he served in a variety of operations and R&D management positions at both AT&T and Bell Laboratories. Drazan currently serves as a Director of numerous public and private companies, including American Fiber Systems, PDI, Author Solutions, Element Labs, and Theravance (THRX). Drazan also served on the board of Valere Power, a company founded by current Plug Power CEO, Andy Marsh.

"Jeff and I have had an excellent working relationship over the years. Jeff has played leading roles in building several successful companies and his current focus on Plug Power speaks well of the potential of this company," commented Marsh.

Product Installations, Shipments and Backlog

Total shipments in the third quarter were 59 units, comprised of 38 GenDrive and 21 GenCore systems.

During the third quarter of 2008, Plug received a total of 44 new unit orders. Total product backlog at September 30, 2008, was 218 units. Product orders include firm orders, stocking orders and orders that require certain conditions or contingencies and certain redesign elements to be satisfied prior to shipment, some of which are outside Plug Power's control. The time periods from order receipt to shipment date and from shipment date to installation vary widely and are determined by a number of factors, including the customer contract terms and deployment plan as well as siting, permitting and construction.

Revenue

Product and service revenue was $1.3 million for the third quarter of 2008, while research and development (R&D) contract work contributed $2.8 million to the quarter's revenue total. These amounts compare with $1.2 million for product and service revenue and $3.3 million for R&D contract revenue for the third quarter of 2007. Plug Power primarily defers recognition of product and service revenue and recognizes deferred revenue on a straight-line basis over the service period of each sold system. Deferred revenue was $4.1 million at September 30, 2008. Plug Power expects to recognize substantially all of this deferred product and services revenue over future periods.

Operational Results

Total cost of revenue for the third quarter was $5.6 million, comprised of $1.8 million for product and service cost of revenue and $3.8 million for R&D contract cost of revenue. This compares to total cost of revenue of $7.2 million in the third quarter of 2007, which was comprised of $2.0 million for cost of product and service revenue and $5.2 million for cost of R&D contract revenue.

R&D expenses for the third quarter of 2008 were $7.7 million compared with $9.4 million for the third quarter of 2007.

Selling, general and administrative (SG&A) expenses were $4.8 million for the third quarter of 2008 compared with $5.2 million for the third quarter of 2007.

Cash and Liquidity

Net cash used in operating activities for the quarter ended September 30, 2008, was $10.8 million with an additional $0.1 million used for capital expenditures. On September 30, 2008, Plug Power had cash, cash equivalents and available-for-sale securities of $116.3 million ($1.32 per common share outstanding) and net working capital of $110.7 million, compared with $180.4 million and $180.5 million, respectively, at September 30, 2007.

Conference Call

Plug Power has scheduled a conference call today at 10:00 a.m. (ET) to review the Company's results for the second quarter of 2008. Interested parties are invited to listen to the conference call by calling (877) 407-8291 or (201) 689-8345 for international participants.

The webcast can be accessed by visiting the Plug Power Web site at www.plugpower.com and selecting the conference call link on the home page. The call will be archived on the Company's Web site for a period of time following the call.

About Plug Power

Plug Power Inc. (Nasdaq:PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into backup, motive and continuous power products for telecommunications, material handling, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets throughout the world, including North America, Europe, the Middle East, Russia, South Africa and South America. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our growth plans. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the restructuring results in greater restructuring charges or less cost savings; the risk that the FCC does not adopt rules regarding backup power requirements; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's ability to develop commercially viable energy products; the cost and timing of developing Plug Power's energy products; market acceptance of Plug Power's energy products; Plug Power's ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's energy products; the cost and availability of fuel and fueling infrastructures for Plug Power's energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

 Plug Power Inc.
 Financial Highlights

 Balance Sheets (Dollars in thousands):
 --------------------------------------
 (unaudited)
                                            September 30, December 31,
                                                2008          2007
                                            ------------  ------------
 Assets
 Current assets:
  Cash and cash equivalents                 $     19,568  $     12,077
  Available-for-sale securities                   96,762       153,624
  Accounts receivable                              3,090         4,338
  Inventory                                        7,527         5,787
  Government assistance receivable                   200           270
  Prepaid expenses and other current assets        1,105         2,721
                                            ------------  ------------
   Total current assets                          128,252       178,817

 Property, plant and equipment, net               19,107        21,065
 Goodwill and intangible assets, net              64,078        68,379
 Other assets                                        170           131

                                            ------------  ------------
    Total assets                            $    211,607  $    268,392
                                            ============  ============

 Liabilities and Stockholders' Equity
 Current liabilities:
  Accounts payable                          $      4,290  $      4,637
  Accrued expenses                                 6,914         5,510
  Deferred revenue                                 3,882         3,341
  Other current liabilities                        2,495         1,423
                                            ------------  ------------

    Total current liabilities                     17,581        14,911

   Other liabilities                                 690         4,580
                                            ------------  ------------

    Total liabilities                             18,271        19,491

 Stockholders' equity                            193,336       248,901

    Total liabilities and stockholders'     ------------  ------------
     equity                                 $    211,607  $    268,392
                                            ============  ============

 Statements of Operations (Dollars in thousands, except per share amounts):
 ----------------------------------------------------------------
 (unaudited)
                          Three months ended       Nine months ended
                             September 30,           September 30,
                        ----------------------  ----------------------
                           2008        2007        2008        2007
                        ----------  ----------  ----------  ----------
 Revenue
  Product and service
   revenue              $    1,271  $    1,199  $    3,252  $    2,337
  Research and
   development contract
   revenue                   2,783       3,336       9,372       8,835
                        ----------  ----------  ----------  ----------
   Total revenue             4,054       4,535      12,624      11,172

 Cost of revenue and
  expenses
  Cost of product and
   service revenue           1,835       1,964       6,299       8,030
  Cost of research and
   development contract
   revenue                   3,794       5,198      14,526      12,574
  Research and
   development expense       7,703       9,362      26,598      27,447
  Selling, general and
   administrative
   expense                   4,754       5,166      19,637      14,202
  Amortization of
   intangible assets           563         572       1,711       1,028
                        ----------  ----------  ----------  ----------

   Operating loss          (14,595)    (17,727)    (56,147)    (52,109)

 Interest and other
  income and net
  realized gains
  (losses) from the sale
  of available-for-sale
  securities                 1,860       2,760       4,638       9,277
 Impairment loss on
  available-for-sale
  security                    (789)         --      (5,282)         --
 Interest and other
  expense                     (286)       (209)       (614)       (254)
                        ----------  ----------  ----------  ----------

   Net loss             $  (13,810) $  (15,176) $  (57,405) $  (43,086)
                        ==========  ==========  ==========  ==========

 Loss per share: Basic
  and diluted           $    (0.16) $    (0.17) $    (0.65) $    (0.50)
                        ==========  ==========  ==========  ==========

 Weighted average number
  of common shares
  outstanding           88,207,878  86,894,954  88,142,442  86,668,121
                        ==========  ==========  ==========  ==========

CONTACT:  Plug Power Inc.
          Media Contact:
          Katrina Fritz Intwala
            (518) 782-7700, ext. 1510
          Investor Contact:
          Cathy Yudzevich
            (518) 782-7700, ext. 1448